Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of Union Pacific Corporation on Form S-4 and in the related joint proxy statement/prospectus, which is part of the Registration Statement, of our written opinion dated July 28, 2025, appearing as Annex B to such joint proxy statement/prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary — Opinions of Union Pacific’s Financial Advisors — Opinion of Morgan Stanley,” “Risk Factors,” “The Mergers — Union Pacific’s Reasons for the Mergers; Recommendation of the Union Pacific Board of Directors,” “The Mergers — Opinions of Union Pacific’s Financial Advisors — Opinion of Morgan Stanley,” and “The Merger Agreement — Conditions to the Mergers.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By: /s/ James McMahon
James McMahon
Managing Director

New York, New York

September 30, 2025